Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-249863 on Form S-3 and Registration Statement Nos. 333-248111, 333-237411 and 333-233826 on Form S-8 of our report dated March 30, 2021 relating to the financial statements of IGM Biosciences, Inc., appearing in this Annual Report on Form 10-K for the year ended December 31, 2020.

//s// Deloitte & Touche

San Francisco, California

March 30, 2021